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FOR RELEASE NOVEMBER 1, 2003 at 7:30 PM EST

Contacts:

For Palatin Technologies:	For Institutional Investors:
Carl Spana, PhD	Janet Dally
President and CEO	MontRidge, LLC
(609) 495-2200	(203) 894-8038
cspana@palatin.com	jdally@montridgellc.com

For Media:
Stephen T. Wills, CPA, MST	Sara Moorin
Chief Financial Officer	Lazar Partners, LTD
(609) 495-2200	(212) 867-1773
swills@palatin.com	smoorin@lazarpartners.com

Palatin Technologies Meets Primary and Secondary Endpoints in PT-141 Phase 2B Study on Erectile Dysfunction

-Results Demonstrate Significant Improvement in Erectile Function-

CRANBURY, NJ — November 1, 2002 — Palatin Technologies, Inc. (AMEX: PTN) today announced the presentation of positive safety and efficacy data from its Phase 2B “at home” study of PT-141 for male sexual dysfunction. Men with erectile dysfunction (ED) taking the intranasally administered investigational drug PT-141 reported consistently improved erectile function across all dosing levels. The study results were presented today at the 8th Annual Leadership Conference on Sexual, Cardiovascular and Metabolic Syndrome Related Therapies in Los Angeles by Perry Molinoff, M.D., Executive Vice President of Research & Development for Palatin Technologies.

Carl Spana, Ph.D., President and CEO of Palatin Technologies stated, “We are pleased to have met our primary and secondary study endpoints. We achieved our objective of identifying doses of PT-141 that are safe, effective and well-tolerated. Based on these positive results, we have established a specific range of doses that we will use to advance PT-141‘s development program toward a Phase 3 pivotal trial. PT-141‘s product profile, including quality of erections and time to onset, indicates that it has the potential to offer ED patients an attractive alternative to currently approved therapies.”

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“As a physician treating ED patients, I am encouraged by these results which show that PT-141 could treat a broad range of patients, including those with severe ED,” said Dr. Christopher Steidle, M.D., study investigator and Clinical Associate Professor of Urology at the Indiana University School of Medicine. “Some patients could tell the difference between PT-141 initiator properties and sildenafil facilitator properties and preferred the PT-141 experience due to their increased confidence and reduced anxiety about their sexual performance.”

The placebo-controlled, randomized, double-blind, parallel group study enrolled 271 sildenafil-responsive men with mild/moderate and severe ED at 21 sites. Importantly, the trial included patients with co-morbidities such as diabetes, hypertension, hyperlipidemia, and smoking. Participants were confirmed by patient history to be responsive to sildenafil (Viagra®) and had a baseline International Index of Erectile Function – Erectile Function domain (IIEF-EF) score of between six and twenty-one. The IIEF-EF is a standard sexual function questionnaire used by urologists, which includes questions on a man’s ability to achieve and maintain an erection. To evaluate PT-141‘s effect versus placebo, researchers compared baseline scores with scores reported after treatment. Enrolled patients were randomized to either placebo, 5 mg, 10 mg, 15 mg or 20 mg of PT-141 for a one month treatment period.

Results show that treatment with PT-141 improved patients’ erectile function, achieving both clinical and statistical significance for the following parameters (p <0.05 or better):

•	IIEF-EF domain scores, the primary efficacy endpoint for the study, at the 10 mg and higher doses relative to placebo;

•	Restoration of normal erectile function defined as a score of 26 or more points on the EF domain of the IIEF questionnaire at all four PT-141 doses relative to placebo; and

•	Improvement in the quality of erections as assessed by the Global Assessment Questionnaire score was highly significant for all four doses of PT-141 relative to placebo.

All doses of PT-141 demonstrated safety, importantly; there were no reports of hypotension or syncope at any PT-141 dose level. The 5mg and 10mg doses were well-tolerated. The most common adverse events in these doses were mild to moderate in intensity and included bad aftertaste, facial flushing, nausea, post-nasal drip, fatigue and headache. Of the 271 patients randomized into the study, approximately 12% discontinued due to adverse events. Discontinuations due to gastrointestinal adverse events were limited almost exclusively to patients taking the 15mg and 20mg doses. Patients who took multiple 15mg and 20mg doses of PT-141 tolerated the drug well.

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Patient Experience

A total of thirty patients in this Phase 2B study from five different trial locations who responded to PT-141 and were also sildenafil users were interviewed by an independent market research firm following the study to better understand their experience with PT-141. The research indicates that:

•	Approximately 70% of patients considered PT-141 to be as or more effective than sildenafil;

•	The quality of erection achieved with PT-141 is perceived to be comparable or superior to sildenafil in 83% of patients;

•	PT-141 has a longer duration of action and onset time was more rapid than sildenafil; and

•	Many patients highlighted the “initiating” aspect (could feel the drug working) of PT-141 as a positive differentiator to sildenafil.

About PT-141

PT-141 is the first of a new class of drugs called melanocortin agonists being developed to treat sexual dysfunction. The mechanism of action of PT-141 may offer significant safety and efficacy benefits over currently available products because it acts on the pathway that controls sexual function without acting directly on the vascular system. Clinical data indicates that PT-141 may be effective in treating a broad range of patients suffering from ED. The nasal formulation of PT-141 being developed is as convenient as oral treatments, is more patient-friendly than invasive treatments for ED, such as injections and trans-urethral pellets, and appears to result in a rapid onset of action.

About Erectile Dysfunction (ED)

ED is defined as the consistent inability to attain and maintain an erection sufficient for sexual intercourse. The condition is correlated with increasing age, cardiovascular disease, hypertension, diabetes, hyperlipidemia and smoking. In addition, certain prescription drugs and psychogenic issues may contribute to ED. It is estimated that some degree of ED affects one half of all men over the age of 40 and that 150 million men worldwide suffer from ED.

About Palatin Technologies, Inc.

Palatin Technologies, Inc. (AMEX: PTN) is a biopharmaceutical company focused on discovering and developing melanocortin-based (MCR) therapeutics. The company is currently conducting clinical investigations with its lead drug PT-141, a MCR agonist, for the treatment of male and female sexual dysfunction. Palatin is also developing a product for infection imaging, LeuTech®, based on a proprietary radiolabeled monoclonal antibody. Palatin’s patented drug discovery platform, MIDASTM, streamlines the drug design process with an efficient approach to identify lead compounds from protein targets for drugs.

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Statements about the Company’s future expectations, including development and regulatory plans, and all other statements in this document other than historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created thereby.Palatin’s actual results may differ materially from its historical results of operations and those discussed in the forward-looking statements for various reasons, including, but not limited to the Company’s ability to carry out its business plan, successful development and commercial acceptance of its products, ability to fund development of technology, the risk that products may not result from development activities, protection of its intellectual property, ability to establish and successfully complete clinical trials for product approval, need for regulatory approvals, dependence on its partners for development of certain projects, and other factors discussed in the Company’s periodic filings with the Securities and Exchange Commission. The Company is not responsible for events not updated after the date on this press release.

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